Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Announces Long-Term Coal Transport Agreement for its
Big Cajun II Facility

PRINCETON, NJ; December 13, 2004—NRG Energy, Inc. (NYSE:NRG) has entered into a long-term coal transport agreement with The Burlington Northern and Santa Fe Railway Company (BNSF) and affiliates of American Commercial Lines LLC (ACL) to deliver Powder River Basin coal to its Big Cajun II facility in New Roads, Louisiana, beginning April 1, 2005.

“This agreement represents another important step in the implementation of our long-term coal strategy which is predicated on managing risk through an integrated approach to the procurement, transportation and handling of our key fuel commodities,” said David Crane, NRG President and Chief Executive Officer. “In addition, Powder River Basin coal transported under this agreement is naturally low in sulfur and thus provides our customers in the South Central United States with environmentally responsible, low-cost and reliable electric power.”

Earlier this year, NRG announced plans to lease 1,540 rail cars some of which would be used to transport coal by BNSF and ACL affiliates to the Big Cajun II facility. Big Cajun II is a three-unit, 1,700 megawatt (MW) coal generating station that is owned and operated by Louisiana Generating, a wholly owned subsidiary of NRG. NRG co-owns unit three with Entergy, which owns a 42 percent share (or 241.5 net MW). Louisiana Generating serves all the electricity needs of Louisiana’s 11 electric cooperatives.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in the Northeast, South Central and West Coast regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration facilities, thermal energy production and energy resource recovery facilities. NRG also has ownership interests in generating facilities in Australia and Germany.

Certain statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the successful consummation of the coal transportation agreements or a lease for railcars, which are dependent in part on the meeting of certain conditions. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements above include, among others, the possibility that all conditions are not met or take longer than anticipated to be met.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission at www. sec.gov.

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Contact:

NRG Energy, Inc.
Investors:
Nahla Azmy, 609-524-4526
or
Katy Sullivan, 609-524-4527
or
Media:
Lesu Bader, 612-373-6992